UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-11(c) or Rule 14a-12
JACUZZI BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.
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January 5, 2006
Dear Fellow Stockholder:
      The Annual Meeting of Stockholders of Jacuzzi Brands, Inc. will be held on Monday, February 6, 2006, beginning at 11:00 a.m., local time, at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida 33406.
      At the Annual Meeting, you will vote on the election of two directors and the ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.
      Whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You may specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors’ recommendations as set forth in the attached Proxy Statement.

Sincerely,

David H. Clarke
Chairman and Chief
Executive Officer
Jacuzzi Brands, Inc. • Phillips Point — West Tower • 777 South Flagler Drive, Suite 1100 West
West Palm Beach, FL 33401

Notice of Annual Meeting of Stockholders
To Be Held February 6, 2006

       Notice is hereby given that the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Jacuzzi Brands, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida 33406 on Monday, February 6, 2006, beginning at 11:00 a.m., local time, for the following purposes:

1. To elect two directors in Class II, each for a term of three years;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2006; and

3. To consider any other matters that may properly come before the Annual Meeting, and at any and all postponements or adjournments thereof.
      Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business December 23, 2005 will be entitled to notice of and to vote at the Annual Meeting and any and all postponements or adjournments thereof.

By Order of the Board of Directors,

Steven C. Barre
Secretary
West Palm Beach, Florida
January 5, 2006
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,
SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

JACUZZI BRANDS, INC.

PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS

JACUZZI BRANDS, INC.

PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION
Why did I receive this Proxy Statement?
      The Board of Directors of Jacuzzi Brands, Inc., a Delaware corporation (the “Company”, “we” or “us”) is soliciting proxies for the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, February 6, 2006, and at any postponement or adjournment thereof. When we ask for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need to vote at the Annual Meeting.
      We are mailing this Notice of Annual Meeting, Proxy Statement and the accompanying proxy card to stockholders on or about January 5, 2006. Our Annual Report on Form 10-K for the fiscal year ended October 1, 2005, including financial statements, is enclosed herewith. We will furnish any exhibit to our Annual Report on Form 10-K upon request by a stockholder directed to Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401, Attention: Secretary, for a fee limited to our reasonable expenses in furnishing such exhibits.
What will I vote on?
Two items:

•	election of two directors; and

•	ratification of the appointment of our independent registered public accounting firm for fiscal 2006
Will there be any other items of business on the agenda?
      We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the Annual Meeting. These persons will use their best judgment in voting your proxy.
Who is entitled to vote?
      Stockholders as of the close of business on December 23, 2005 (the “Record Date”), may vote at the Annual Meeting.
How many votes do I have?
      You have one vote for each share of common stock you held on the Record Date.
How do I vote?
      You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting. If you attend the Annual Meeting in person, you may vote and your earlier proxy will not be counted.

How do I vote my shares in the Jacuzzi Brands, Inc. Retirement Savings & Investment Plan?
      You may instruct the Trustee of the Jacuzzi Brands, Inc. Retirement Savings & Investment Plan (the “401(k) Plan”) on how to vote your shares in the 401(k) Plan by the accompanying voting instruction card. Your card must be duly signed and received by January 31, 2006. The Trustee will vote the number of shares for which no instructions are received in the same proportion as those shares in the 401(k) Plan for which instructions have been received.
      The total number of shares in the 401(k) Plan as of the Record Date represents approximately 1.35% of the shares of common stock outstanding on the Record Date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests in writing. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.
      If you also own shares outside of the 401(k) Plan, you must return both the proxy card and the voting instruction card as indicated on those cards.
Can I change my vote?
      Yes. If you are a stockholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by: (1) sending a notice to Jacuzzi Brands, Inc., 777 South Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401, Attention: Secretary, or (2) delivering a later dated proxy in writing. You may also revoke your proxy by voting in person at the Annual Meeting.
      If you are a beneficial owner (that is, if your shares are held for you in “street name” by your bank, broker or other holder of record) please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy.
What are the costs of soliciting these proxies and who will pay them?
      We will pay all costs of soliciting these proxies. Officers and regular employees of ours may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, email or facsimile. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.
How many votes are required for the approval of each item?
      Election of Directors — The two nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.
      Ratification of Independent Registered Public Accounting Firm — The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of our independent registered public accounting firm for fiscal 2006. Abstentions will have the same effect as a vote “against” the ratification. Broker non-votes will not be counted as either “for” or “against” the ratification, but will reduce the number of shares needed for a majority decision.
What constitutes a quorum for the Annual Meeting?
      A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Annual Meeting of a majority of the outstanding shares on the Record Date entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the Record Date, 77,119,220 shares of our common stock were issued and outstanding.

Are abstentions and broker non-votes part of the quorum? What are broker non-votes?
      Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results.
      Broker non-votes. If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the election of directors, the broker may vote your shares in its discretion. For the approval of certain proposals, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.”
Who will count the vote?
      Votes at the Annual Meeting will be counted by an independent inspector of election appointed by the Board.
What if I don’t vote for some or all of the matters listed on my proxy card?
      If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card; and

•	for the ratification of the appointment of our independent registered public accounting firm for fiscal 2006.
How do I submit a stockholder proposal for the 2007 Annual Meeting?
      If you intend to present a proposal for action at our 2007 Annual Meeting of Stockholders and wish to have such proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, you must submit the proposal in writing and we must receive it by September 6, 2006. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission (the “Commission”) relating to stockholders’ proposals. Our By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board.
      The Nominating and Corporate Governance Committee will also consider nominations that comply with the procedures set forth below. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by us 120 days or more before the date of the anniversary of our last annual meeting and must contain specified information and conform to certain requirements, as set forth in our By-Laws. Notice of a stockholder proposal or a director nomination for a special meeting must be received by us no later than the 15th day following the day on which notice of the date of a special meeting of stockholders was given. If the presiding officer at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-Laws, we may disregard such proposal or nomination.
      In addition, if you submit a proposal outside of Rule 14a-8 for the 2007 Annual Meeting of Stockholders, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401, Attention: Secretary.
What is “householding”?
      We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.
What if I want to receive a separate copy of the Proxy Statement?
      We will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any stockholders residing at an address to which only one copy was mailed. Additionally, stockholders residing at the same address and currently receiving only one copy of the Proxy Statement may request multiple copies of the Proxy Statement in the future. Either of these requests should be directed to Investor Relations by phone at (561) 514-3850, by mail to Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401 or by e-mail to ir@jacuzzibrands.com.
Where can I find the voting results?
      We will publish the voting results in our Form 10-Q following the annual meeting. To view it online, go to our web site at www.jacuzzibrands.com, and click on the SEC Filings link.
What should I do if I want to attend the Annual Meeting?
      All of our stockholders may attend the Annual Meeting. The Annual Meeting will be held at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida 33406, and will begin promptly at 11:00 a.m. (EST). You may be asked to present photo identification before being admitted to the Annual Meeting. If you have questions about attending the Annual Meeting, you may call Investor Relations at (561) 514-3850.
Can a stockholder communicate directly with the Board? If so, how?
      The Board provides a process for you to send communications to the Board or any of the directors. You may send written communications to the Board or any of the directors c/o Office of the General Counsel, Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401. All communications will be compiled by the Office of the General Counsel and submitted to the Board or the individual directors on a periodic basis.

OWNERSHIP OF COMMON STOCK
Certain Beneficial Owners
      The following table sets forth information as to the beneficial ownership of our common stock as of the Record Date by each person or group known by us, based upon filings pursuant to Section 13(d) or (g) under the Exchange Act, to own beneficially more than 5% of our outstanding common stock as of the Record Date.

	Number of	Percent
Name and Address of Beneficial Owners	Shares	of Class

Southeastern Asset Management, Inc.(1)	17,402,300	22.6%
6410 Poplar Ave., Suite 900
Memphis, TN 38119
Awad Asset Management, Inc.(2)	3,888,177	5.0%
250 Park Avenue, 2nd Floor
New York, NY 10177

(1)	According to Schedule 13G filed on September 9, 2005, by Southeastern Asset Management, Inc. (“SAMI”) and Longleaf Partners Small-Cap Fund (“Longleaf”), (a) SAMI beneficially owns 17,402,300 shares, as to which SAMI has the sole voting power with respect to 2,792,500 shares, shared voting power with respect to 14,609,800 shares, and no voting power with respect to 994,300 shares, and sole dispositive power with respect to 3,786,800 shares and shared dispositive power with respect to 14,609,800 shares and (b) Longleaf beneficially owns 14,609,800 shares, as to which Longleaf has shared voting power with respect to 14,609,800 shares and shared dispositive power with respect to 14,609,800 shares.

The Board has agreed to permit SAMI and its managed funds to purchase up to 24.0% of our outstanding common stock without causing the Rights under our Stockholder Rights Plan to separate and become exercisable. SAMI has entered into a standstill agreement with us dated as of December 5, 2002, as amended (the “Standstill Agreement”). Under the Standstill Agreement, SAMI agreed not to increase its ownership interest in us beyond 24.0% of total voting power. SAMI further agreed not to sell or otherwise transfer, directly or indirectly, any voting securities of ours, except (i) to any person who agrees to be bound by the terms of the Standstill Agreement and who would not own more than 19.9% of total voting power; (ii) to any person who would not own more than 14.9% of total voting power, (iii) in the open market in the ordinary course of business so long as the provisions of the preceding clause (ii) are satisfied, (iv) pursuant to a tender or exchange offer made by us or recommended by the Board or (v) with our consent.

SAMI also agreed not to (i) make or solicit any acquisition proposals for us, (ii) solicit or otherwise become a participant in any solicitation of proxies, (iii) form or join in a group (within the meaning of the securities laws) with respect to any voting, (iv) grant any proxies with respect to any voting securities (other than as recommended by the Board), (v) propose any amendments to the Standstill Agreement or (vi) request that we redeem the rights issued pursuant to the Rights Agreement dated as of October 15, 1998 between us and Chase Manhattan Bank. SAMI further agreed to vote all of its voting securities in excess of 15% of total voting power either in accordance with the recommendation of the Board or in proportion to votes cast by the other holders of our voting securities.

The Standstill Agreement will terminate upon the occurrence of any of the following: (i) the written agreement of us and SAMI to terminate the Standstill Agreement; (ii) December 5, 2012; (iii) the decrease of SAMI’s ownership interest to less than 15% of total voting power (provided that if SAMI were to reacquire 15% or more of the total voting power prior to December 5, 2012, the Standstill Agreement would be reinstated); (iv) any person acquires more than 50% of the total voting power of us; or (v) our dissolution, liquidation or winding up. On August 11, 2005, the Standstill Agreement was amended to increase the permitted number of shares that SAMI and its managed funds may beneficially own from 19.9% to 24.0% of our outstanding common stock. Furthermore, each reference to 19.9% in the Standstill Agreement was amended to constitute a reference to 24.0%.

(2)	Awad Asset Management, Inc. (“Awad”) has informed the Company that, as of November 30, 2005, Awad beneficially owned 3,888,177 shares.
Directors and Executive Officers
      The following table sets forth the beneficial ownership of our common stock as of the Record Date by each current director and nominee, the executive officers named in the Summary Compensation Table and all directors and executive officers currently employed by us as a group, and as of the end of our latest fiscal year with respect to holdings through our 401(k) Plan. Each director, nominee or executive officer has sole voting and investment power over the shares reported, except as noted below.

	Number of	Percent
Name	Shares(1)(2)(3)	of Class

Steven C. Barre(4)	226,357	*
Brian C. Beazer(5)	120,144	*
David H. Clarke(6)	1,622,074	2.1%
Donald C. Devine(7)	3,573	*
Veronica M. Hagen	25,622	*
Robert G. Hennemuth(8)	1,052	*
Alex P. Marini	340,800	*
John J. McAtee, Jr.	139,974	*
Claudia E. Morf	39,635	*
Jeffrey B. Park	160,880	*
Francisco V. Puñal	128,841	*
Royall Victor III	89,478	*
Thomas B. Waldin	634,996	*
Robert R. Womack(9)	243,996	*
All current directors and executive officers as a group (14 persons)	3,961,477	5.1%

*	Less than 1%.

(1)	Includes restricted stock held by the following individuals and all current directors and executive officers as a group, with respect to which such persons have voting power but no investment power: Mr. Barre — 99,932 shares; Mr. Beazer — 7,059 shares; Mr. Clarke — 337,812 shares; Mr. Devine — 0 shares; Mr. Hennemuth — 0 shares; Mr. Marini — 240,918 shares; Mr. McAtee — 7,592 shares; Mr. Park — 85,267 shares; Mr. Puñal — 26,142 shares; Mr. Victor — 7,592 shares; Mr. Womack — 32,889 shares; and all current directors and executive officers as a group — 953,320 shares. Also includes restricted stock units held by the following individuals and all current directors and executive officers as a group, with respect to which such persons have neither voting power nor investment power: Mr. Beazer — 14,451 RSUs; Ms. Hagen — 12,872 RSUs; Mr. McAtee — 16,866 RSUs; Ms. Morf — 23,135 RSUs; Mr. Victor — 12,870 RSUs; Mr. Waldin — 22,076 RSUs; Mr. Womack — 24,951 RSUs; and all current directors and executive officers as a group — 127,221 RSUs.

(2)	Includes the number of equivalent shares held in the 401(k) Plan as of October 1, 2005 (the last calendar quarter prior to the Record Date and the latest practicable date for such information) on behalf of plan participants, based on investments made by the individuals and by us to match certain amounts invested by the following individuals and all current directors and executive officers as a group, with respect to which such persons have pass-through voting power as provided by the plan, but no investment power with respect to our matching contribution. The 401(k) Plan provides for unit value accounting, not share accounting. The participants’ proportionate value of the fund is converted to share equivalencies for reporting purposes, with the underlying shares maintained in such fund, and are as follows: Mr. Barre — 7,834 share equivalents; Mr. Clarke — 79,128 share equivalents; Mr. Devine — 3,573 share equivalents; Mr. Hennemuth — 1,052 share equivalents; Mr. Marini — 5,757 share equivalents; Mr. Park — 1,862 share equivalents; Mr. Puñal — 12,073 share equivalents; Mr. Womack — 13,714 share equivalents; and all current directors and executive officers as a group — 132,995 share equivalents.

(3)	Includes shares which are subject to options exercisable within 60 days. The shares subject to such options for the executive officers named in the table are as follows, which options were granted at prices ranging from $2.82 to $9.42 per share: Mr. Barre — 105,000 shares; Mr. Clarke — 71,250 shares; Mr. Devine — 0 shares; Mr. Hennemuth — 0 shares, Mr. Marini — 70,000 shares; Mr. Park — 47,500 shares; and Mr. Puñal — 88,750. The shares subject to such options for the non-executive directors are as follows: Mr. Beazer — 15,000 shares; Ms. Hagen — 11,250 shares; Mr. McAtee — 15,000 shares; Ms. Morf — 15,000 shares; Mr. Victor — 15,000 shares; Mr. Waldin — 15,000; Mr. Womack — 15,000 shares; and all current directors and executive officers as a group — 498,750 shares.

(4)	Includes 1,563 shares in which Mr. Barre and his wife have shared voting and investment power and 3,000 shares held by Mr. Barre’s children.

(5)	Includes 45,000 shares held in trust.

(6)	Includes 1,000 shares held in the aggregate by Mr. Clarke’s wife in which he disclaims beneficial ownership; it also includes 293,645 shares held by a family-owned holding company in which Mr. Clarke and his wife have a 41% equity ownership.

(7)	Former executive officer. Information included based on registrant’s knowledge and belief.

(8)	Former executive officer. Information included based on registrant’s knowledge and belief.

(9)	Includes 24,612 shares in which Mr. Womack and his wife have shared voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership of our common stock with the Commission. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms that they file. Based upon a review of these filings, we believe that our directors and executive officers were in compliance with these requirements with respect to our fiscal year ended October 1, 2005 (“fiscal 2005”).

ELECTION OF DIRECTORS
(Item A on Proxy Card)
      The Board of Directors is presently divided into three classes, with each class serving three years, subject to our retirement policy for directors. The term of office of directors in Class II expires at the Annual Meeting.
      The Board has determined that Class II will consist of two directors, and proposes that Mr. Victor and Mr. Waldin, each of whom are currently serving as Class II directors, be elected to Class II for a term of three years until their successors are duly elected and qualified.
      The Board has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.
      Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, Mr. Victor and Mr. Waldin’s term will continue until the 2009 Annual Meeting and until their successors are duly elected and qualified. Mr. Victor and Mr. Waldin would be expected to serve their full terms.
      Set forth below is biographical information as of a recent date concerning each nominee as well as each director whose term of office does not expire at the Annual Meeting.
Nominees for Election as Directors

Class II — Term continues until the 2009 Annual Meeting
      Royall Victor III, 67, has served as a director since our spinoff from Hanson PLC (“Hanson”) in May 1995. Mr. Victor was Managing Director of Chase Securities, Inc.’s Investment Banking Group from January 1994 until his retirement in July 1997.
      Thomas B. Waldin, 63, has served as a director since February 2003. Mr. Waldin was the President and Chief Executive Officer and a director of Essef Corporation, a manufacturer of products used in the treatment of water, from 1990 to 1999 when it was sold to Pentair, Inc. He is active as an investor in a number of public and private companies, and a director of a number of private companies.
Directors Continuing in Office

Class I — Term continues until the 2008 Annual Meeting
      Brian C. Beazer, 70, has served as a director since September 1996. Mr. Beazer has served as the Chairman of Beazer Homes USA, Inc., which designs, builds and sells single family homes, since 1993. He also serves as a director of Numerex Corp., a provider of communication products and services, Jade Technologies Singapore Ltd., a manufacturer of products for the semi-conductor industry, and United Pacific Industries Limited, which manufactures electronics and battery products.
      Veronica M. Hagen, 59, has served as a director since February 2004. Ms. Hagen has served as President and Chief Executive Officer of Sappi Fine Paper North America since November 2004. Previously, she had served as Vice President of Alcoa Inc. since 2000. Ms. Hagen was promoted to Chief Customer Officer of Alcoa in 2003, and served as President of Alcoa Engineered Products, from 2000 to 2003. Prior to working for Alcoa, she served as Executive Vice President, Distribution & Industrial Products, Alumax, Inc., an aluminum producer, from 1996 to 1998. She is also a director of Newmont Mining Corporation, a major producer of gold.
      John J. McAtee, Jr., 69, has served as a director since our spinoff from Hanson in May 1995. Mr. McAtee has served as Chairman of McAtee & Co., L.L.C., a transactional consulting firm, since July 1996. Mr. McAtee served as a Vice Chairman of Smith Barney Inc., an investment banking firm, from 1990 until July 1996 and previously was a partner in the law firm of Davis Polk & Wardwell.

Class III — Term continues until the 2007 Annual Meeting
      David H. Clarke, 64, has served as our Chairman of the Board and Chief Executive Officer since our spinoff from Hanson in May 1995. Mr. Clarke was Vice Chairman of Hanson from 1993 until May 1995, Deputy Chairman and Chief Executive Officer of Hanson Industries, the U.S. arm of Hanson, from 1992 until May 1995 and a director of Hanson from 1989 until May 1996. Mr. Clarke is a director of Fiduciary Trust International, a company engaged in investment management and administration of assets for individuals, which is a subsidiary of Franklin Templeton Investments. Mr. Clarke is a director of DOBI Medical International, Inc., which is developing an optical imaging system for cancer diagnosis, and United Pacific Industries Limited, which manufactures electronics and battery products. Mr. Clarke is also a director of iCurie Inc., which is developing micro-cooling systems for electronic products.
      Claudia E. Morf, 54, has served as a director since September 2003. Ms. Morf served as Senior Vice President and Chief Financial Officer of Rodale Inc., a publishing and interactive media company, from 2000 to 2002. Previously, she was Vice President and Treasurer of CBS Corporation (now Viacom, Inc.; formerly Westinghouse Electric Co.) from 1994 to 1999. From 1981 to 1994, she held various financial positions at PepsiCo, Inc., most recently as Vice President and Assistant Treasurer.
      Robert R. Womack, 68, has served as a director since June 1998. He served as a director, Chairman and Chief Executive Officer of Zurn Industries, Inc. (“Zurn”) from October 1994 until December 1999. Mr. Womack is currently a director of Commercial Metals Company, which manufactures steel and other metal products.
CORPORATE GOVERNANCE
Organization of the Board and its Committees
      Our common stock is listed on the New York Stock Exchange (the “NYSE”). The Commission has approved corporate governance rules adopted by the NYSE (the “NYSE Rules”) that require us to comply with certain corporate governance guidelines, including establishing certain standards for our various board committees. The Board has therefore adopted Corporate Governance Guidelines that give effect to the NYSE Rules and various other matters. Our Corporate Governance Guidelines are available on our website at www.jacuzzibrands.com and the information is available in print to any stockholder who requests it. Our Chief Executive Officer submitted his most recent annual certification to the NYSE under Section 303A.12 of the NYSE Listing Standards on March 14, 2005.
      The NYSE Rules require that a majority of the directors be independent directors under the NYSE Rules regarding director independence. Generally, the NYSE Rules would prohibit a director from qualifying as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain relationships or affiliations with us, our external or internal auditors, or other companies that do business with us. The Board has not adopted categorical standards in making its determination of independence and instead relies on the standards of “independence” set forth in the corporate governance standards of the NYSE. The Board has affirmatively determined that each of our directors, other than Mr. Clarke, are independent directors under the corporate governance standards of the NYSE.
      The Board provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors c/o Office of the General Counsel, Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401. All communications will be compiled by the Office of the General Counsel and submitted to the Board or the individual directors on a periodic basis.
      To promote open discussion among the independent directors, we schedule regular executive sessions in which the independent directors meet without management participation. We rotate the presiding director for each executive session among the chairs of the various board committees. In order to communicate directly with the independent directors, stockholders should follow the procedures set forth in the above paragraph.

      In accordance with the Corporate Governance Guidelines, the Board has established four standing committees, a Nominating and Corporate Governance Committee (the “NCG Committee”), an Audit Committee, a Compensation Committee and a Finance Committee, each of which is briefly described below. The charters of the NCG Committee, the Audit Committee and the Compensation Committee are available on our website at www.jacuzzibrands.com.

Nominating & Corporate Governance Committee
      The NCG Committee is responsible for recommending nominees for the Board and the committees of the Board and for advising the Board on corporate governance matters. Each member of the NCG Committee satisfies the independence requirements under the NYSE Rules. The NCG Committee will consider director nominee recommendations by stockholders provided the names of such nominees, accompanied by relevant biographical information, are properly submitted in accordance with our bylaws in writing to our Secretary in accordance with the manner described for stockholder nominations under “How do I submit a stockholder proposal for the 2007 Annual Meeting?” above.
      In making its nominations, the NCG Committee identifies candidates who meet the current challenges and needs of the Board. Our Corporate Governance Guidelines provide that the NCG Committee shall determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. In making such decisions, the Board considers, among other things, an individual’s business experience, industry experience, financial background and experiences and whether the individual meets the independence requirements of the NYSE Rules.
      The NCG Committee uses multiple sources for identifying and evaluating nominees for directors including referrals from current directors, recommendations by stockholders and input from third party executive search firms. There are no differences in the manner in which the NCG Committee evaluates nominees for directors based on whether the nominee is recommended by a stockholder.

Audit Committee
      We have an Audit Committee. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee.” The Board determined that each of the Audit Committee members qualifies, and was designated, as an “audit committee financial expert” under applicable Commission regulations. In making such decision, the Board noted their familiarity with the experience of the Audit Committee members and that each had significant industry experience, had strong financial backgrounds and had been involved with (from a financial and other standpoint) a number of diverse companies of varying size and complexity and in various industries. Such experience included analysis and evaluation of financial statements. Also, each member was determined to have the ability to assess the application of generally accepted accounting principles as it relates to estimates, accruals and reserves, an understanding of internal controls and an understanding of audit committee functions.

Compensation Committee
      The Compensation Committee sets the compensation of all executive officers and administers the incentive plans for executive officers (including the making of awards under such plans). Each member of the Compensation Committee satisfies the independence requirements under the NYSE Rules. Mr. Womack, one of the members of the Compensation Committee, receives payments under our Supplemental Retirement Plan and therefore recuses himself on issues that may involve Internal Revenue Code Section 162(m) rules.

Finance Committee
      The Finance Committee has been authorized to oversee all of our financial activities, including financings, the evaluation of strategic alternatives for us and the conduct of the sales of certain of our assets and businesses.

Code of Business Conduct and Ethics
      We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code is available on our website at www.jacuzzibrands.com and the information is available in print to any stockholder who requests it.
Membership and Meetings of the Board and Its Committees
      In fiscal 2005, no director attended fewer than 87% percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. All of our directors are encouraged to attend our Annual Meeting. Five of our directors were in attendance at our 2005 Annual Meeting of Stockholders. Current committee membership and the number of meetings of the full Board and each Committee held during fiscal 2005 are shown in the table below.

Nominating &
Corporate
Name	Board	Audit	Compensation	Finance	Governance

Brian C. Beazer	Member		Chair		Member
David H. Clarke	Chair
Veronica M. Hagen	Member		Member		Member
John J. McAtee, Jr.	Member	Member		Member	Chair
Claudia E. Morf	Member	Member		Member
Royall Victor III	Member	Chair		Member	Member
Thomas B. Waldin	Member	Member	Member
Robert R. Womack	Member		Member	Chair	Member
Number of Meetings
Held in Fiscal 2005	7	9	4	12	4
Compensation Of Directors
      Directors who are also full-time employees of ours receive no additional compensation for their services as directors. Upon joining the Board, each non-employee director is entitled to an initial grant of 1,500 shares of our common stock and options to purchase 7,500 shares of common stock. In fiscal 2005, each non-employee director was also entitled to a retainer consisting of cash, our common stock, options to purchase our common stock, annual committee fees and meeting fees as set forth below.

Cash Retainer and Meeting Fees
      Each non-employee director received an annual cash retainer of $15,000 and was also entitled to a fee of $1,500 payable in cash for each Board or committee meeting attended. Directors are permitted to defer all or a portion of their cash retainer or meeting fees in the form of restricted stock units (“RSUs”), under our Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”) (as discussed below).

Stock Retainer
      At the non-employee director’s option, each non-employee director was entitled to an annual grant of either (i) $30,000, payable in RSUs under the Deferred Compensation Plan or (ii) $25,000, payable in shares of our common stock. In both cases, the number of RSUs or shares of common stock was calculated based on $9.48 per share, the closing price of our common stock on the NYSE on October 4, 2004 (the first business day of fiscal 2005). Proportionate amounts of RSUs or common stock, as the case may be, are credited on the first business day of each fiscal quarter. For fiscal 2006, all non-employee directors have elected to defer 100% of their retainer fees that are payable in the form of RSUs under the Deferred Compensation Plan.

      An RSU is a unit of measurement equivalent to one share of common stock, but with none of the attendant rights of a stockholder of a share of our common stock until shares are ultimately distributed in payment of the deferred obligation (other than rights to additional unit equivalents for dividends and other distributions on the shares). Unless otherwise elected by the director pursuant to the terms of the Deferred Compensation Plan, any shares of common stock that are deferred in the form of RSUs under the Deferred Compensation Plan will be distributed in the form of common stock to a director in two installments: (i) 50% upon a director’s termination of his or her directorship with us and (ii) 50% one year after termination of his or her directorship with us. Similarly, unless otherwise elected, any cash fees that are deferred in the form of RSUs will be distributed upon the termination of the director’s directorship with us. All amounts that are deferred in the form of RSUs under the Deferred Compensation Plan will be distributed in the form of common stock. The Deferred Compensation Plan was amended during fiscal 2004 to permit the directors to elect the timing of their distribution of cash fees and common stock that are deferred in the form of RSUs to be distributed at any date which is in a future Plan Year. A change to such election is not effective until two years after such change is made and must be made in compliance with Internal Revenue Code Section 409A.

Options
      Each non-employee director was entitled to an annual grant of options to purchase 3,750 shares of our common stock.

Annual Committee Fees
      Each non-employee member of the various board committees was entitled to annual retainers as follows: $8,000 for the Chairman of the Audit Committee and $5,000 for each other member of the Audit Committee; $5,000 for the Chairman of each other committee of the Board and $3,000 for each other member of each such other committee.

Other Expenses
      We reimburse all reasonable expenses incurred by both employee and non-employee directors in connection with such meetings and pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring both employee and non-employee directors.

Report of the Audit Committee
      The Audit Committee oversees our accounting and financial reporting process and audits of our financial statements on behalf of the Board and consists of four directors, all of whom are independent within the meaning of the NYSE Rules. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board has approved a written charter which governs the Audit Committee. The Audit Committee met nine times during fiscal 2005.
      The Audit Committee discussed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received in writing information concerning our registered public accounting firms’ independence from management and us including the matters in the written disclosures and letter required by the Independence Standards Board Standard No. 1 and considered the compatibility of non-audit services with our registered public accounting firms’ independence.
      The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 1, 2005 for filing with the Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2006.

Respectfully Submitted:

Royall Victor III, Chairman
John J. McAtee
Claudia E. Morf
Thomas B. Waldin

EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation

Executive Officer Compensation
      Our executive compensation program is designed to promote corporate performance by aligning the executive’s compensation with the creation of stockholder value. We believe that base compensation of our executive officers should be generally competitive with that provided by public companies of similar size. The Compensation Committee strongly believes that a considerable portion of the executive officers’ compensation should be contingent upon our operating results. To this end, overall compensation strategies have been developed to tie executive compensation to the successful achievement of performance goals. The three components of the executive compensation program are base salary, annual incentives and equity grants. These components are designed to (i) attract and retain high caliber executive talent, (ii) recognize individual accountability and performance, (iii) align management compensation with the achievement of operational and strategic goals and (iv) reward executives for both short and long term value creation for stockholders.

Base Compensation
      The minimum base compensation levels of our executive officers and certain other aspects of their compensation were originally established under employment agreements. On December 5, 2005, the Compensation Committee awarded certain executive officers merit increases in base salary effective January 1, 2006. Mr. Clarke declined to be considered for an increase, as he has done since 1995. The overall increase in base salary approved on such date for the group of executive officers, including Mr. Clarke, averaged 2.4%. The Compensation Committee believes the base salaries to be reasonable and appropriate.

Incentive Compensation
      Under our 2005 Annual Performance Incentive Plan (the “2005 Annual Plan”), the Compensation Committee selects the executive officers eligible for participation and determines the targets and associated levels (e.g. entry level, a mid-point and a maximum level) for awards under the plan. The bonus level achieved for each fiscal year under the 2005 Annual Plan is determined based on the pre-established performance targets determined by the Compensation Committee and actual achievement of the targets is then confirmed by the Compensation Committee, prior to any bonuses being awarded.
      At a meeting on December 1, 2004, the Compensation Committee finalized the fiscal 2005 performance targets for the then-executive officers and individual incentive targets as a percentage of base pay ranging from 55% to 100% and set performance targets that included earnings per share and net sales. At such time, Mr. Marini served as President of our Zurn Industries, Inc. subsidiary, and his incentive targets included EBITDA, net sales, primary working capital and earnings per share. Specified minimum levels were set at threshold levels of performance with increased levels for above-target achievements that could have resulted in bonuses under the Annual Plan of up to 150% of the target bonus. On December 1, 2005, the Compensation Committee determined that the executive officers, other than Mr. Marini, qualified for no bonuses for fiscal year 2005, except Mr. Marini qualified for and was paid a bonus equal to 105% of his target. The Committee set performance targets for fiscal 2006 that included EBITDA, earnings per share and a computation based on primary working capital. The Committee intends to implement a system of incentive compensation based on creation of value measured against the cost of capital, commencing after fiscal 2006.
      The former LTIP, which was coordinated with the Annual Plan through the end of fiscal 2003, has been terminated. Participants under the former LTIP will receive payments from their accounts in that plan in annual installments through 2007. Long term incentive awards for fiscal 2005 consisting of restricted stock were granted under the 2004 Stock Incentive Plan (the “2004 Plan”) as discussed below.

Section 162(m) of the Code
      The Compensation Committee generally has analyzed the particular type of benefit or award and the rationale for granting such benefit or award in deciding whether it will seek to qualify the benefit or award as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and expects to continue to do so in the future. Amounts awarded to the Chief Executive Officer and our other executive officers under the Annual Plan, as well as the portion of such awards deferred under our former LTIP are based on performance factors determined by the Compensation Committee that are predominately intended to qualify such bonuses for the “performance-based compensation” exception of Section 162(m) of the Code. It is also intended that the stock options awarded under the 2004 Plan will qualify for the performance-based compensation exception of Section 162(m) of the Code; restricted stock is discussed below.

Restricted Stock
      The Compensation Committee granted 630,114 shares of restricted stock in fiscal 2005. The majority of these shares were awarded to selected key executives under our Long-Term Equity Participants Plan (the “LTEP”) based upon a combination of (1) 30% of the annual bonus awarded to the executive and (2) a percentage of the executive’s base pay. The Compensation Committee awarded the balance of these shares on the basis of qualitative factors. These awards, along with certain restricted stock awards in prior years, were not principally intended to and may not qualify as performance-based compensation under Section 162(m) of the Code.

Stock Options
      In fiscal 2005, the Compensation Committee granted an aggregate of 134,524 options to purchase Common Stock with an exercise price equal to the fair market value of Common Stock on the date of grant. These options were granted to key employees other than executive officers. Management makes recommendations to the Compensation Committee, other than for the Chief Executive Officer, as to how many options will be granted to eligible executives of Jacuzzi Brands and our subsidiaries. The Compensation Committee sets the grant, if any, for the Chief Executive Officer.

Chief Executive Officer’s Compensation
      The compensation of the Chief Executive Officer is primarily based on the employment agreement entered into with him. The Chief Executive Officer has declined to accept any increase in his base compensation since the Demerger from Hanson PLC in 1995. The Compensation Committee believes that he has sufficient equity arrangements that have created the desired mutuality of interest between himself and the stockholders, as his ultimate reward from these equity arrangements is primarily based upon our success.

Respectfully submitted:

Brian C. Beazer, Chairman
Veronica M. Hagen
Thomas B. Waldin
Robert R. Womack
Compensation Committee Interlocks
      No interlocking relationship exists between the members of the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Summary Compensation Table
      The following table sets forth information concerning the compensation awarded to, earned by or paid to our Chief Executive Officer and our other most highly paid executive officers (the “named executive officers”) for services rendered to us and our subsidiaries during fiscal years 2005, 2004 and 2003.

					Long Term Compensation
		Annual Compensation
						Securities
	Fiscal			Other Annual	Restricted Stock	Underlying	All Other
Name and Principal Position(1)	Year	Salary	Bonus(2)	Compensation(3)	Awards(4)	Options	Compensation(5)

David H. Clarke	2005	$750,000	$0	$248,935	$—	—	$26,209
Chairman of the Board &	2004	750,000	750,000	15,214	—	—	17,523
Chief Executive Officer	2003	750,000	750,000	240,522	—	95,000	31,661
Alex P. Marini	2005	$343,231	$243,101	$11,579	$1,165,760	—	$6,300
President and	2004	—	—	—	—	—	—
Chief Operating Officer	2003	—	—	—	—	—	—
Jeffrey B. Park	2005	$332,313	$0	$6,748	$392,640	—	$8,838
Senior Vice President &	2004	321,250	227,500	8,403	138,750	—	79,014
Chief Financial Officer	2003	275,000	217,000	70,814	—	65,000	76,549
Steven C. Barre	2005	$322,088	$0	$8,691	$286,080	—	$11,106
Senior Vice President,	2004	313,750	220,500	8,565	—	—	12,426
General Counsel & Secretary	2003	307,500	217,000	71,852	—	65,000	9,566
Francisco Puñal	2005	$211,250	$0	$7,977	$82,560	—	$8,245
Vice President & Corporate	2004	197,500	110,000	8,094	69,375	10,000	7,229
Controller	2003	175,349	92,440	6,450	—	20,000	6,000
Donald C. Devine	2005	$437,575	$0	$7,911	$1,180,320	—	$2,307,345
Former President and	2004	457,500	436,500	6,960	601,250	—	80,331
Chief Operating Officer	2003	409,250	405,000	129,540	226,000	165,000	231,000
Robert G. Hennemuth	2005	$272,950	$0	$8,965	$149,760	—	$7,084
Former Vice President —	2004	262,500	145,750	7,041	69,375	15,000	28,948
Human Resources	2003	61,684	67,000	2,338	—	27,500	25,000

(1)	Alex P. Marini became our President and Chief Operating Officer on August 11, 2005; he has served and continues to serve as President of Zurn, our Commercial Plumbing Products business, since 1996. Jeffrey B. Park became our Senior Vice President and Chief Financial Officer on April 21, 2003; he previously served in the capacity of Vice President and Chief Financial Officer of our subsidiary, Jacuzzi Inc. Francisco Puñal became our Vice President and Corporate Controller on April 25, 2002; he previously served in the capacity of Vice President of Finance. Donald Devine resigned as President and Chief Operating Officer on August 10, 2005; he became our President and Chief Operating Officer on April 21, 2003; he previously served in the capacity of President and Chief Executive Officer of our subsidiary, Jacuzzi Inc. Robert G. Hennemuth resigned as Vice President — Human Resources on September 16, 2005; he became our Vice President — Human Resources on July 7, 2003.

(2)	Bonuses were awarded by the Compensation Committee under the Annual Performance Incentive Plan.

(3)	Amounts include imputed income with regard to car and travel allowances, and Group Term Life Insurance in accordance with our Welfare Plan for the named executive officers. Car allowances for Messrs. Clarke, Park, Barre, Puñal, Devine, and Hennemuth were $12,929, $4,244, $7,111, $6,971, $6,300 and $7,200, respectively. The amount for Mr. Marini includes club dues of $6,142. Amounts also include the portion of the bonuses deferred in 2003 and 2004 as awards under our former LTIP, which we terminated in 2004, and Mr. Clarke’s long-term award in December 2004 under his transition agreement described below. The LTIP balances will be paid out in equal increments through 2006 or, in the case of certain corporate employees, 2007, in both cases, contingent on continued employment, subject to acceleration upon a change in control (as defined in the plan) and certain other circumstances. Prior to the termination of the LTIP, annual distributions, constituting 15% of each participant’s account, were made commencing on December 15 of the fourth year following the initial award, and annually thereafter, contingent on continued employment, subject to acceleration upon a change in control and certain other circumstances.

(4)	Includes restricted stock awarded on December 1, 2004 to Mr. Marini — 43,100 shares; Mr. Park — 40,900 shares; Mr. Barre — 29,800 shares; Mr. Puñal — 8,600 shares; Mr. Devine — 76,700 shares; and Mr. Hennemuth — 15,600 shares (valued at the last reported sale price of $9.60 for an unrestricted share of common stock on the NYSE on such date.) Includes 50,000 shares of restricted stock awarded on December 8, 2004 to Mr. Devine (valued at the last reported sale price of $8.88 for an unrestricted share of common stock on the NYSE on such date.) Includes 100,000 shares of restricted stock awarded on August 11, 2005 to Mr. Marini (valued at the last reported sale price of $7.52 for an unrestricted share of common stock on the NYSE on such date.) At the end of fiscal 2005, the aggregate restricted stock holdings of the named executive officers, valued at the last reported sale price of $8.06 for an unrestricted share of common stock on the NYSE on September 30, 2005 (the last trading day of the fiscal year), was as follows: Mr. Clarke — 272,813 shares ($2,198,873); Mr. Marini — 175,472 shares ($1,414,304); Mr. Park — 52,150 shares ($420,329); Mr. Barre — 66,887 shares ($539,109); Mr. Puñal — 14,225 shares ($114,654); Mr. Devine — 0 shares; and Mr. Hennemuth — 21,225 shares ($171,074). None of the restricted stock is scheduled to vest in under three years from the date of grant; however, shares are in certain instances subject to accelerated vesting in the event of a change in control, retirement or other circumstances described under “Employment Agreements” below. We do not currently pay dividends on our common stock, which includes our restricted stock.

(5)	The amounts shown in this column include matching contributions made by us to the accounts of each of the named executive officers pursuant to the 401(k) Plan, all of which is invested in common stock pursuant to the terms of the plan. For fiscal 2005, this amount was $6,300. Also included is any interest earned in the named executive’s LTIP or other long-term award account, as well as any special awards made to such executives, if any. In fiscal 2005, interest on the named executive’s account was earned as follows: Mr. Clarke — $19,909; Mr. Devine — $4,737; Mr. Barre — $4,806; Mr. Hennemuth — $1,007; Mr. Park — $2,538; and Mr. Puñal — $1,758. Also includes cash severance payments of $2,296,308 to Mr. Devine.
Option Grants, Exercises and Values for Fiscal 2005
      The named executive officers did not receive any option grants during fiscal 2005. The following table sets forth, with respect to each of the named executive officers, the number of share options exercised and the dollar value realized from those exercises during the 2005 fiscal year and the total number and aggregate dollar value of exercisable and non-exercisable stock options held on October 1, 2005.

				Number of
				Securities Underlying			Value of Unexercised
				Unexercised Options			In-the-Money Options
				at October 1, 2005			at October 1, 2005(1)
	Shares Acquired	Value
Name	on Exercise	Realized		Exercisable		Unexercisable	Exercisable	Unexercisable

David H. Clarke	N/A	N/A		47,500	(2)	47,500	$248,900	$248,900
Steven C. Barre	N/A	N/A		88,750		51,250	408,800	249,800
Alex P. Marini	N/A	N/A		53,750		51,250	244,150	249,800
Jeffrey B. Park	N/A	N/A		47,500		40,000	187,200	151,125
Francisco Puñal	N/A	N/A		81,250		23,750	138,450	89,550
Donald C. Devine(3)	N/A	$1,112,278	(4)	0		0	0	0
Robert G. Hennemuth(5)	N/A	12,994	(6)	10,625		25,000	17,769	40,863

(1)	In accordance with the rules of the Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of the last column of this table, fair market value is deemed to be $8.06 per share, the closing price of our common stock reported for the NYSE Composite Transactions on September 30, 2005, the last trading day of the fiscal year.

(2)	Reflects the cancellation of an option relating to 770,752 shares on December 1, 2004 in exchange for 75,469 shares of restricted stock.

(3)	Donald Devine resigned as President and Chief Operating Officer on August 10, 2005.

(4)	Based on a market price of $8.1565 on August 12, 2005, a market price of $8.0700 on August 15, 2005 and a market price of $8.1715 on August 16, 2005.

(5)	Robert G. Hennemuth resigned as Vice President — Human Resources on September 16, 2005.

(6)	Based on a market price of $8.14 on September 8, 2005.
Equity Compensation Plan Information
      The following table sets forth information, as of the end of fiscal year 2005, with respect to our compensation plans under which common stock is or was authorized for issuance and is outstanding:

Number of
	Securities to be			Number of
	Issued Upon	Weighted-Average		Securities
	Exercise of	Exercise Price of		Remaining
	Outstanding	Outstanding		Available for Future
	Options,	Options,		Issuance Under
	Warrants	Warrants and		Equity
	and Rights	Rights		Compensation(1)
Plan Category	(a)	(b)		(c)

Equity compensation plans approved by security holders(2)	2,387,284	$5.37	(3)	3,458,820
Equity compensation plans not approved by security holders	—	—		—

Total	2,387,284	$5.37		3,458,820

(1)	Excluding securities reflected in column (a).

(2)	Includes options on 1,267,282 shares, restricted stock of 991,109 shares and restricted stock units of 128,893 shares.

(3)	Reflects options only. Restricted stock and restricted stock units convert on a one-for-one basis.

Comparison of Cumulative Total Return
      The following graph compares our five-year cumulative total stockholder return (including reinvestment of dividends) with the cumulative total return on the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”) and our peer group index. Our Peer Group consists of American Standard Companies, Inc., Black & Decker Corp., Fortune Brands, Inc., Jacuzzi Brands, Inc., Masco Corp., Newell Rubbermaid Inc., Pentair Inc. and Watts Water Technologies Inc.
      The graph assumes that $100 was invested on September 30, 2000 in each of Jacuzzi Brands common stock, the S&P 500 Index and the Peer Group index, and that all dividends were reinvested into additional shares of the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year. The peer group weighs the returns of each constituent company according to its stock market capitalization at the beginning of each period for which a return is indicated.
CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on September 30, 2000 with dividends reinvested
Indexed Returns

	Year Ending September 30,

	Base Period
	2000	2001	2002	2003	2004	2005

Jacuzzi Brands, Inc	$100	$23	$24	$63	$94	$82
S&P 500 Index	100	73	58	73	83	93
Peer Group	100	110	135	150	208	225
Jacuzzi Brands Master Pension Plan
      The Jacuzzi Brands Master Pension Plan (the “Retirement Plan”) provides pension benefits to our eligible employees, including our executive officers. Participants will become vested in their benefits under the Retirement Plan after completing five years of service. Normal retirement is the later of age 65 or five years of service; however, employees who retire earlier may receive a reduced benefit.

      Under the Retirement Plan, the annual retirement benefits of our corporate office employees, including our executive officers, calculated as a single life annuity, is (i) the sum of (a) 1.95% of an employee’s Final Average Earnings plus (b) 0.65% of that portion of the employee’s Final Average Earnings in excess of Covered Compensation, multiplied by the employee’s years of Credited Service (up to a maximum of 25). If the Participant entered the Retirement Plan before December 31, 1992 (the “Freeze Date”) the benefit, if greater than (i) above will be, (ii) the product of (a) 2.67% of an employee’s Final Average Earnings minus 2% of such employee’s Social Security Benefit, multiplied by the number of years of Credited Service the employee would have been credited with through his or her Normal Retirement Date (up to a maximum of 25) and (b) a fraction, the numerator of which is the actual number of years of Credited Service through, and the denominator of which is the number of years of Credited Service the employee would have been credited with through his Normal Retirement Date (the “Offset Formula”). Credited service for all corporate office employees, including our executive officers, includes years of service under predecessor plans sponsored by Hanson and us. All defined terms have the same meanings as in the Retirement Plan or as stated herein.
      The following table shows the estimated annual retirement benefits that would be payable under the Retirement Plan to our corporate office employees, including our executive officers, assuming retirement at age 65 on the basis of a straight-life annuity. The table also includes benefits payable under the SRP, an unfunded supplemental retirement plan applicable to our executive officers, which is described below.

	Years of Final Service

Final Average Earnings	10	15	20	25	30	35	40

$100,000	$22,300	$33,500	$44,600	$55,800	$55,800	$55,800	$55,800
200,000	49,000	73,500	98,000	122,500	122,500	122,500	122,500
300,000	75,700	113,600	151,400	189,300	189,300	189,300	189,300
400,000	102,400	153,600	204,800	256,000	256,000	256,000	256,000
500,000	129,100	193,700	258,200	322,800	322,800	322,800	322,800
600,000	155,800	233,700	311,600	389,500	389,500	389,500	389,500
700,000	182,500	273,800	365,000	456,300	456,300	456,300	456,300
800,000	209,200	313,800	418,400	523,000	523,000	523,000	523,000
900,000	235,900	353,900	471,800	589,800	589,800	589,800	589,800
1,000,000	262,600	393,900	525,200	656,500	656,500	656,500	656,500
1,100,000	289,300	434,000	578,600	723,300	723,300	723,300	723,300
1,200,000	316,000	474,000	632,000	790,000	790,000	790,000	790,000
      The named executive officers have been credited with the following years of service for purposes of benefit accrual (rounded to the nearest one-hundredth of a year): Mr. Clarke — 25; Mr. Barre — 17; Mr. Marini — 25; Mr. Park — 3.08 and Mr. Puñal — 4.73.
Supplemental Retirement Plans
      The Jacuzzi Brands Supplemental Retirement Plan (the “SRP”) is a non-qualified, unfunded, deferred compensation plan administered by the Compensation Committee. In general terms, the purpose of the SRP is to restore to certain of our executive officers any benefits in excess of the benefits accrued under the Retirement Plan that would have accrued under the Offset Formula without regard to the Freeze Date (up to a maximum of 25 years of Credited Service). In addition, the SRP provides for benefits in excess of the limitations on the amount of benefits accrued and compensation taken into account in any given year imposed by Sections 415 and 401(a)(17) of the Code, respectively, with respect to a qualified plan such as the Retirement Plan. Under the SRP, a participant’s annual benefit is equal to 66 2/3% of his or her Average Final Compensation (bonuses and other awards are excluded) less 50% of his or her Primary Social Security Benefit, multiplied by the number of years of Credited Service (up to a maximum of 25) divided by 25, less the vested benefit under the Retirement Plan. Provisions relating to vesting, retirement and forms of payment are the same as the provision of the Retirement Plan, other than the early retirement age, which is age 60 (and 5 years of Credited Service) for the SRP and age 55 (and 10 years of Vesting Service) for the Retirement Plan. Although Mr. Clarke had declined to be considered for increases in his base salary from the Demerger through calendar year 2004 under the terms of the SRP he was deemed to receive a salary increase for purposes of the SRP for each of the years equal to the average salary increase for our executive officers. As of the end of fiscal year 2004, the calculated amount of Mr. Clarke’s Average Final Compensation under the SRP was $1,188,301. Capitalized terms used in this paragraph have the meanings defined for them in the SRP or in the Retirement Plan, as applicable.
      Mr. Marini participates in the Retirement Plan, as well as the Zurn Supplemental Pension Plan (“Zurn SRP”) and the Supplemental Executive Retirement Plan of Zurn Industries, Inc. (“Zurn SUP”). The Zurn SRP and Zurn SUP provide Mr. Marini with benefits in excess of the benefits accrued under the Retirement Plan, similar to the SRP described above. In addition, Mr. Marini’s employment agreement provides Mr. Marini with a minimum retirement benefit. Pursuant to the employment agreement, if Mr. Marini’s employment terminates no earlier than age 62, and so long as such termination is not for cause, Mr. Marini shall be provided a minimum monthly retirement benefit (“Minimum Retirement Benefit”) payable in the form of a joint and survivor annuity in an amount equal to $20,000 per month with the survivor benefit equal to 60% of such amount. The Minimum Retirement Benefit is reduced by any monthly benefits accrued or payable under any qualified or non-qualified pension plans covering Mr. Marini during his employment with the Company and/or Zurn and/or the actuarial equivalent of such benefits, including the Retirement Plan, the Zurn SRP and the Zurn SUP.
Employment Agreements

Existing Employment Agreements
      The following is a summary of the existing employment agreements between us and each of the named executive officers. The employment agreements provide for each named executive to serve in the respective capacities indicated in the Summary Compensation Table above.
      Mr. Clarke’s term of employment will terminate at such time as Mr. Clarke and the Board mutually agree. The initial term of employment for Mr. Marini will expire at the end of a three-year term. The term of each of the agreements is subject to automatic extension for additional three-year terms in the case of Mr. Clarke’s employment agreement, and additional one-year terms in the case of Messrs. Barre, Marini, Park and Puñal, unless either party gives at least ninety (90) days prior written notice of non-extension or the agreement is terminated earlier as discussed below.
      The existing employment agreements specify the base salary in effect when signed by Messrs. Clarke, Barre, Marini, Park and Puñal ($750,000, $285,000, $450,000, $310,000 and $155,000, respectively) provide for annual review of salaries by the Board or Compensation Committee and further provide that the base salaries may be increased from time to time but decreased only in limited circumstances. As provided in the employment agreements, each executive is eligible to receive an annual cash bonus, with a target bonus percentage equal to at least 100% of base salary for Mr. Clarke, 90% of base salary for Mr. Marini, 70% of base salary for Messrs. Barre and Park, and 55% of base salary for Mr. Puñal, pursuant to our annual incentive bonus plan or a successor plan (the “Target Bonus”). The employment agreements also entitle the executives to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites maintained by us from time to time for senior executives of a comparable level.
      The employment agreement for Mr. Clarke provides that if his employment with us is terminated by reason of death or disability (as defined in his employment agreement), Mr. Clarke or his legal representative will receive, in addition to accrued compensation (including, without limitation, any declared but unpaid bonus, any amount of base salary or deferred compensation accrued or earned but unpaid, any accrued but unused vacation pay and unreimbursed business expenses (the “Accrued Amounts”)), a prorated Target Bonus for the fiscal year of his death or disability, full accelerated vesting under all equity-based and long-term incentive plans, any other amounts or benefits owed to him under the then applicable employee benefit plans or policies of ours, which will be paid in accordance with such plans or policies, payment of base salary on a monthly basis for twelve (12) months and payment of spouse’s and dependents’ COBRA coverage premiums for no more than three (3) years, subject in the case of disability to offset against the base salary payment by the amount he would receive under any long-term disability program maintained by us. If his employment with us is terminated by him for good reason (as defined in his employment agreement), by us without cause (as defined in his employment agreement), by nonextension of the employment term by us, or by him for any or no reason within two (2) years after a change in control (as defined in his employment agreement), Mr. Clarke will receive the above benefits, except that instead of the continued salary he will receive a lump sum payment equal to three (3) times his base salary and highest annual bonus (or, following a change in control, his target bonus) plus three (3) years of the maximum Company 401(k) contribution. If he is terminated for cause, he voluntarily resigns or the Company retires him at or after his sixty-fifth birthday, he will only receive the Accrued Amounts and the benefits under the Clarke Transition Agreement described below.
      The employment agreements with Messrs. Barre, Marini, Park and Puñal provide that upon a termination by reason of death or disability, the executives or their legal representatives will receive only the Accrued Amounts and any other amounts or benefits owed to them under the then applicable employee benefit plans, long-term incentive plans or equity plans and programs of ours, which will be paid in accordance with such plans and programs.
      The employment agreements with Messrs. Barre, Marini, Park and Puñal provide that on a termination by the executive for good reason (as defined in the applicable employment agreement), by us without cause (as defined in the applicable employment agreement) or nonextension of the employment term by us, they will receive among other things (i) the Accrued Amounts and (ii) equal monthly payments of the executive’s then monthly rate of base salary for twelve (12) months, in the case of Messrs. Barre, Park and Puñal, and twenty four (24) months, in the case of Mr. Marini. If their termination is within two (2) years after a change in control (as defined in the applicable employment agreement), they will instead receive, among other things, (i) the Accrued Amounts, (ii) lump sum payments equal to two (2) times base salary and target bonus, (iii) two (2) years of additional service and compensation credit for pension purposes, (iv) two (2) years of the maximum Company 401(k) contribution, and (v) payment of COBRA or health coverage premiums for two (2) years.
      The employment agreements provide that if the named executive officers receive severance and other payments that exceed certain threshold amounts and result from a change in ownership (as defined in Section 280G(b)(2) of the Internal Revenue Code), they will receive additional amounts to cover the federal excise tax and any interest or penalties with respect thereto on a grossed-up basis.
      Messrs. Barre, Marini, Park and Puñal are required to execute a release prior to receiving severance payments and they must comply with certain provisions relating to confidential information, non-competition and non-solicitation.
      The employment agreements of each of the named executive officers also provide for indemnification for actions in their corporate capacity, directors’ and officers’ liability insurance and coverage in most instances for legal fees incurred in enforcing their rights under their respective employment agreements.

Clarke Transition Agreement
      Under the terms of Mr. Clarke’s original transition agreement, his term of employment was to expire on, and his existing employment agreement was to remain in effect until, the Retirement Date (October 2, 2005) following which he was to continue to serve as our Non-executive Chairman of the Board. On August 10, 2005, we amended the transition agreement so that the Retirement Date will be a mutually agreed upon later date between the parties instead of the October 2, 2005 date. From and after the Retirement Date, which has not yet been determined, his employment agreement will be superseded by the transition agreement.
      Mr. Clarke’s transition agreement provides that following the Retirement Date, as long as Mr. Clarke remains Chairman, (i) we will pay him a base annual salary of $125,000, (ii) on October 1 of each year, we will grant him $100,000 of restricted stock which will vest on the earliest of the date set forth in the restricted stock grant award, the date Mr. Clarke ceases to be chairman for any reason or a change in control (as defined in Mr. Clarke’s existing employment agreement), (iii) as of the Retirement Date, Mr. Clarke’s benefits under the Retirement Plan, the SRP and the 401(k) plan will be paid in accordance with the terms thereof; (iv) we will continue to provide Mr. Clarke (and his spouse and dependents, if applicable), with the same medical, health, vision, dental benefits, etc. (“Welfare Benefits”) during his lifetime, at our expense, as those provided to our other senior executives; (v) we will continue to make premium payments under our group life insurance policies, to the extent coverage is available, until the date on which Mr. Clarke ceases to be the Chairman for any reason whatsoever (the “Separation Date”); and (vi) for a period of twelve months following the Separation Date, we will reimburse Mr. Clarke for certain reasonable and necessary office expenses, in an amount not to exceed $50,000 per year and continue to provide him with the services of an executive assistant, at our expense. We have also agreed to establish a special retirement arrangement (the “SRA”) that will provide Mr. Clarke with a monthly benefit for the remainder of his life in the amount of $3,216 beginning on the six-month anniversary of the original October 2, 2005 Retirement Date. The amounts Mr. Clarke receives under the SRP will be adjusted as necessary so that the amounts he receives under the SRP and under the SRA are in the aggregate no greater than the amounts he would have received if he actually retired on October 2, 2005. Upon Mr. Clarke’s death, the SRA will provide a monthly benefit to Mr. Clarke’s spouse for the remainder of her life, subject to certain exceptions, along with the benefits that she would receive under the Retirement Plan and the SRP.
      While Mr. Clarke serves as Chairman, any outstanding options or restricted stock granted by us to Mr. Clarke will continue to vest in accordance with their terms. Anything contained in the option agreements notwithstanding, all of such options will immediately become fully vested and non-forfeitable on the earlier of a change in control or the Separation Date to the same extent as though Mr. Clarke had attained age sixty-five (65). All of Mr. Clarke’s options to purchase shares of our common stock will be exercisable until one year from the Retirement Date in accordance with the plan under which such options were issued.
      During the term of the transition agreement and after the Retirement Date, for the period of the applicable statute of limitations with regard to any claim which may be asserted against him arising from his duties as an officer or director, Mr. Clarke will continue to retain his rights to indemnification by us, or through any D&O insurance policies purchased by us, to the maximum extent that Mr. Clarke would have been entitled to indemnification at any time during his employment by us. In the event of a change in control, we will buy a directors’ and officers’ liability policy tail providing comparable coverage covering Mr. Clarke as an officer or director of ours for a period of six (6) years from the effective date of the change in control, unless the acquiring company has purchased a tail policy providing comparable coverage for all of our present and former officers and directors.
      Effective on the execution date of the transition agreement, Mr. Clarke’s spousal death benefit under the Retirement Plan (to the extent permissible under the Retirement Plan) and the SRP will be the survivor benefit under a joint and one hundred percent (100%) lifetime survivor annuity with no actuarial adjustment to the lifetime benefit of Mr. Clarke.
      Mr. Clarke’s LTIP account balance as in effect for fiscal 2003, in the amount of $236,273, will be paid to him in four (4) equal installments in accordance with the terms of the LTIP. For fiscal 2004 and 2005, the transition agreement provided that Mr. Clarke will be granted comparable amounts as he would have been allocated under the prior LTIP ($225,000 and $0, respectively) which will be paid to him in four (4) equal annual installments following the six month anniversary of the Separation Date.
      For purposes of determining the amount of any compensation, or vesting of any benefit or other rights or options payable to or exercisable by Mr. Clarke hereunder, Mr. Clarke will be deemed and treated as though he had retired on July 2, 2006, at age sixty-five (65), under all company pension, welfare and benefit plans.

      Effective on the execution date of the transition agreement, if there is a change in control, prior to the date on which all amounts payable under the transition agreement have been made, such remaining amounts, together with any and all amounts due to Mr. Clarke under Mr. Clarke’s existing employment agreement upon a change in control, will be paid in a lump sum within five (5) days after such change in control.
      If Mr. Clarke dies prior to the Retirement Date, all payments and benefits due under the transition agreement will be paid to Mr. Clarke’s beneficiary(ies) when otherwise due in accordance with the transition agreement.
      Mr. Clarke is required to execute a release in connection with the execution of the transition agreement and he must comply with certain provisions relating to confidential information, non-competition and non-solicitation.

Agreements with Former Executive Officers

Devine Employment Agreement
      We entered into an Employment and Change of Control Agreement with Mr. Devine on December 8, 2004. As discussed below, on August 10, 2005, we entered into a Separation Agreement with him. Under Mr. Devine’s employment agreement, his term of employment as President and Chief Executive Officer commenced on the date he began serving as our President and Chief Executive Officer (the “Commencement Date”). His term of employment was scheduled to expire at the end of the initial three-year term.
      The employment agreement provided that upon a termination of employment by Mr. Devine for good reason (as defined in the employment agreement), by us without cause (as defined in the employment agreement) or nonextension of the employment term by us, he would generally be entitled to receive among other things (i) a lump sum amount equal to the sum of (A) two times his then current base salary plus (B) two times his highest bonus received in any of the three previously completed fiscal years prior to such termination; (ii) the Accrued Amounts; (iii) accelerated vesting of all equity compensation under any of our equity based compensation plans, programs or policies; (iv) any amounts or benefits owing to him under our then existing employee benefit plans which shall be determined and paid in accordance with the terms thereof; (v) two years of additional service and compensation credit for pension purposes under any of our defined benefit type qualified or nonqualified pension plans or arrangements; (vi) two years of the maximum annual company contribution then in effect under any type of qualified or nonqualified 401(k) plan; and (vii) two years of certain welfare benefits to the executive and his dependents by paying the applicable COBRA premium for Mr. Devine and his dependents, or by covering Mr. Devine and his dependents under substitute arrangements.
      The employment agreement provided that if his employment with us was terminated by reason of death or disability, Mr. Devine or his legal representative would receive, in addition to accrued compensation including, without limitation, any declared but unpaid bonus, any amount of base salary or deferred compensation accrued or earned but unpaid, any Accrued Amounts, a prorated Target Bonus for the fiscal year of the executive’s death or disability, full accelerated vesting under all equity-based and long-term incentive plans, any other amounts or benefits owed to him under the then applicable employee benefit plans or policies of ours, which would be paid in accordance with such plans or policies, payment of base salary in one lump sum and payment of spouse’s and dependents’ COBRA coverage premiums for no more than two (2) years, subject in the case of disability to offset against the base salary payment by the amount the executive would receive under any long-term disability program maintained by us.
      The employment agreement provided that Mr. Devine was required to execute a release prior to receiving severance payments and he must comply with certain provisions relating to confidential information, non-competition and non-solicitation.

Devine Separation Agreement
      We entered into a Separation Agreement with Mr. Devine on August 10, 2005 (the “Devine Termination Date”). In accordance with Mr. Devine’s employment agreement and in consideration of Mr. Devine’s execution of a General Release of any and all, known and unknown, claims as of the date of executing this agreement, we provided Mr. Devine with the amounts required by his agreement, which consisted of the following: (1) a lump sum payment of $2,273,000, minus applicable taxes (including any taxes with respect to the vesting of restricted stock and exercise of stock options), to be paid on the Devine Termination Date, (2) any compensation earned but not yet paid, (3) pay for accrued vacation in the amount of $23,308, (4) pay for unreimbursed travel, entertainment and other business expenses incurred in the performance of Mr. Devine’s duties, (5) full accelerated vesting of all restricted stock, which were delivered to Mr. Devine on the Devine Termination Date, and full vesting of all stock options in the Company effective on the Devine Termination Date, (6) two years of additional service and compensation credit at Mr. Devine’s compensation level ($505,000) under the Jacuzzi Brand, Inc. Master Pension Plan and Jacuzzi Brands Supplemental Executive Retirement Plan provided that the additional benefits from both plans will be made through and in accordance with the terms of the second plan, (7) cash payments equal to the maximum Company contribution under the Company’s qualified 401(k) plan for a period of two (2) years, said amount to be paid at the end of each such year, (8) health and dental coverage for Mr. Devine and his dependents for two (2) years under the Company’s health plans which cover the senior executives of the Company or any materially similar benefits, and (9) Mr. Devine’s Long Term Incentive Plan account balance, amounting to $98,869.77 as of the Termination Date, to be paid on the Devine Termination Date. The health and dental coverage provided to Mr. Devine will be credited towards any eligibility period Mr. Devine or his dependents may have under COBRA following the termination of employment. Mr. Devine’s entitlement to benefits or payments under any of our benefit plans will continue to be governed by the terms of those plans.
      The severance agreement states Mr. Devine must comply with certain provisions relating to confidential information, non-competition and non-solicitation as described in Mr. Devine’s Employment Agreement, dated April 21, 2003.

Hennemuth Employment Agreement
      We entered into an employment agreement with Robert G. Hennemuth on December 24, 2004 (the “Hennemuth Employment Agreement”). As discussed below, on September 16, 2005, we entered into a Separation Agreement with him. As provided in the employment agreement, Mr. Hennemuth’s term of employment was scheduled to be for a one-year term.
      The employment agreement with Mr. Hennemuth provided that upon a termination by reason of death or disability, Mr. Hennemuth or his legal representatives would receive only the Accrued Amounts and any other amounts or benefits owed to him under the then applicable employee benefit plans, long-term incentive plans or equity plans and programs of ours, which would be paid in accordance with such plans and programs.
      The employment agreement with Mr. Hennemuth provided that on a termination by the executive for good reason (as defined in the applicable employment agreement), by us without cause (as defined in the applicable employment agreement) or nonextension of the employment term by us, Mr. Hennemuth will receive among other things (i) the Accrued Amounts and (ii) equal monthly payments of the executive’s then monthly rate of base salary for twelve (12) months.
      The employment agreement with Mr. Hennemuth provided that he was required to execute a release prior to receiving severance payments and that he must comply with certain provisions relating to confidential information, non-competition and non-solicitation. Also, the employment agreement provided for indemnification for actions in his corporate capacity, directors’ and officers’ liability insurance and coverage in most instances for legal fees incurred in enforcing their rights under their respective employment agreements.

Hennemuth Separation Agreement
      We entered into a Separation Agreement with Mr. Hennemuth, and he resigned as an executive officer, on September 16, 2005, but remained an employee of the Company until October 21, 2005 (the “Hennemuth Termination Date”). In accordance with Mr. Hennemuth’s Employment Agreement and in consideration of Mr. Hennemuth’s execution of a General Release of any and all, known and unknown, claims as of the date of executing the separation agreement, we provided Mr. Hennemuth with the following: (1) a lump sum payment of $275,600.00, minus applicable taxes (including taxes on the shares of restricted stock which will vest in accordance with (2) below), (2) 5,200 shares of the 15,600 shares of restricted stock in the Company which was granted to Mr. Hennemuth in December 2004 vested and were delivered to Mr. Hennemuth on the Hennemuth Termination Date and the remaining 10,400 shares of restricted stock will be forfeited on the Hennemuth Termination Date; (3) pay for unreimbursed travel, entertainment and other business expenses incurred in the performance of Mr. Hennemuth’s duties and any other Accrued Amounts (as defined in his employment agreement). Mr. Hennemuth’s participation under any of the Company’s benefit programs such as health, dental, life and LTD, ceased at the end of his employment. The Company will pay Mr. Hennemuth’s continued coverage premium under COBRA for twelve (12) months from the Hennemuth Termination Date. It is agreed and understood that the Company’s obligation to pay Mr. Hennemuth’s premium under COBRA will immediately end at the time Mr. Hennemuth obtains full-time employment with any employer. Mr. Hennemuth’s entitlement to benefits or payments under any of the Company’s benefit plans will continue to be governed by the terms of those plans and as required by law.
      The severance agreement states Mr. Hennemuth must comply with certain provisions relating to confidential information, non-competition and non-solicitation as described in the Hennemuth Employment Agreement. However, the separation agreement states that in consideration of the promises under the agreement and executing the General Release, we will waive the non-competition provision.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item B on Proxy Card)
      The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm to examine our financial statements for fiscal 2006. Ernst & Young LLP was our independent registered public accounting firm for fiscal 2005. If the stockholders do not ratify such appointment, it will be reconsidered by the Audit Committee.
      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees
      The aggregate fees billed by Ernst & Young LLP for fiscal 2005 and fiscal 2004 for professional services rendered for the audit of our annual financial statements and for the review of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagement for those fiscal years were $5,293,160 and $3,587,753, respectively.

Audit Related Fees
      The aggregate fees billed by Ernst & Young LLP for fiscal 2005 and fiscal 2004 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements other than those services reported under “Audit Fees”, above for those fiscal years were $101,638 and $729,500, respectively.

Tax Fees
      The aggregate fees billed by Ernst & Young LLP for fiscal 2005 and fiscal 2004 for professional services rendered for tax compliance, tax advice and tax planning were $1,242,192 and $595,211, respectively.

All Other Fees
      The aggregate fees billed by Ernst & Young LLP for fiscal 2005 and fiscal 2004 for products and services provided by Ernst & Young, other than the services described above under “Audit Fees,” “Audit Related Fees” and “Tax Fees,” were $0 and $6,700, respectively. The Audit Committee has considered whether the provision of the services covered is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures
      We pre-approve a schedule of audit and non-audit services expected to be performed by Ernst & Young LLP in a given fiscal year. In addition, the Audit Committee delegates authority to its Chairman to pre-approve additional audit and non-audit services by Ernst & Young LLP (other than services that have been generally pre-approved by the Audit Committee) in the aggregate amounting to $50,000 or less since the previous meeting at which pre-approval decisions were reported. The Chairman must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting.
      All of the services described above under “Audit Related Fees,” “Tax Fees” and “All Other Fees” for fiscal 2005 and fiscal 2004 were pre-approved by the Audit Committee.
OTHER MATTERS
      As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items specifically identified in the Notice of Annual Meeting. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

By Order of the Board of Directors,

Steven C. Barre
Secretary

█
P R O X Y
JACUZZI BRANDS, INC.
This Proxy is Solicited on Behalf of the Board of Directors of Jacuzzi Brands, Inc.
Annual Meeting of Stockholders — February 6, 2006
     The undersigned hereby appoints DAVID H. CLARKE and STEVEN C. BARRE as proxies (each with power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Jacuzzi Brands, Inc. to be held on February 6, 2006, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.
     Your vote for the election of Directors and the other proposal described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for directors into Class II are: Royall Victor III and Thomas B. Waldin.
     IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2006.
(SPECIFY CHOICES AND SIGN ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR THE BOARD LISTED BELOW AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2006.
Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

A.	Election of Directors				FOR	AGAINST	ABSTAIN

	FOR ALL NOMINEES (except as marked to the contrary*)	TO WITHHOLD AUTHORITY (for all nominees listed)	B.	Ratify appointment of Ernst & Young, LLP as independent registered public accounting firm for fiscal 2006	☐	☐	☐
	☐	☐

Nominees:
01 Royall Victor III — Class II 02 Thomas B. Waldin — Class II	*	INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.
You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted unless you sign, date and return this card.

PLEASE MARK, SIGN, DATE AND RETURN
PROMPTLY IN ACCOMPANYING ENVELOPE.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

█
JACUZZI BRANDS, INC.
RETIREMENT SAVINGS AND INVESTMENT PLAN
VOTING INSTRUCTION CARD
Reliance Trust Company (the “Trustee”) is hereby instructed to vote (in person by limited or general power of attorney or by proxy) all the shares or fractional shares thereof of Common Stock of Jacuzzi Brands, Inc. which are allocated to the undersigned’s Retirement Savings and Investment Plan account and held of record by the Trustee on December 23, 2005, at the Annual Meeting of Stockholders to be held on February 6, 2006, or any adjournment or postponement thereof.
Voting rights will be exercised by the Trustee as directed, provided instructions are received by the Trustee by January 31, 2006.
THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED BY THE PARTICIPANT (OR DESIGNATED BENEFICIARY OF DECEASED PARTICIPANT). IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED VOTING INSTRUCTION CARD IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2006.
This voting instruction card is continued on the reverse side.
Please mark, sign and date on the reverse side and return promptly.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR THE BOARD LISTED BELOW AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2006.
Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

A.	Election of Directors				FOR	AGAINST	ABSTAIN

	FOR ALL NOMINEES (except as marked to the contrary*)	TO WITHHOLD AUTHORITY (for all nominees listed)	B.	Ratify appointment of Ernst & Young, LLP as independent registered public accounting firm for fiscal 2006	☐	☐	☐
	☐	☐

Nominees:
01 Royall Victor III — Class II 02 Thomas B. Waldin — Class II	*	INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.
You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted unless you sign, date and return this card.

PLEASE MARK, SIGN, DATE AND RETURN
PROMPTLY IN ACCOMPANYING ENVELOPE.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲